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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 30, 2005



                          NEW YORK MORTGAGE TRUST, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


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
        MARYLAND                 001-32216               47-0934168
        --------                 ---------               ----------
     (State or other      (Commission File Number)      (IRS Employer
     jurisdiction of                                 Identification No.)
     incorporation)
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                           1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                            (Address and zip code of
                          principal executive offices)

     Registrant's telephone number, including area code: (212) 634-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 30, 2005, New York Mortgage Trust, Inc. (the "Company") and its wholly-owned subsidiaries, The New York Mortgage Company, LLC ("NYMC") and New York Mortgage Funding, LLC ("NYMF") (NYMC and NYMF each a "Seller" and together, the "Sellers"), entered into a $200 million amended and restated master repurchase agreement with Credit Suisse First Boston Mortgage Capital LLC ("CSFB") to finance, on a short-term basis, mortgage loans originated by the Company ("assets"). Under the agreement, the Sellers will sell assets to CSFB and agree to repurchase those assets on a date certain. The purchase price will generally be an amount equal to the product of the market value of the assets to be sold multiplied by a percentage of the purchase price that generally ranges from 96% to 98% of the asset's market value, depending on the type of mortgage asset being financed. In general, the repurchase price will equal the original purchase price plus accrued but unpaid interest. Pursuant to the terms of the agreement, the Sellers will pay interest to CSFB ranging from LIBOR plus 75 basis points on all assets that qualify as conforming, jumbo, Alt-A and certain other mortgage loans to LIBOR plus 200 basis points on certain aged loans. All of the Seller's interest in the transferred assets pass to CSFB on the purchase date. Upon receipt of the purchase price, CSFB shall transfer its ownership interest in the asset back to the Sellers.

The repurchase agreement is a $200 million uncommitted lending facility, meaning CSFB must agree to each asset financed under the agreement. The facility established by the agreement is set to expire on March 30, 2006. If the market value of an asset financed under the facility declines to less than CSFB's purchase price (the "margin deficit"), then CSFB may require that the Sellers transfer cash in an amount equal to such margin deficit or may retain any funds received by it to which the Sellers would otherwise be entitled.

Receipts from an asset subject to the facility will be swept into a collection account. Payments will be made first to sums due CSFB, including the interest, then fees and expenses, and any contribution due to the margin account. Under the terms of the agreement, CSFB may, at its option, apply any excess receipts to reduce the repurchase price due upon termination of an outstanding repurchase or distribute the excess directly to the Sellers.

The Company and the Sellers are required to maintain certain routine covenants during the term of the agreement, including without limitation, maintaining a certain level of net worth, not exceeding a certain indebtedness ratio, providing financial reports, not undertaking a merger or other fundamental transaction, and maintaining a certain level of profitability. The agreements require that all assets subject to the facility have the related loan documents delivered to LaSalle Bank, National Association, who holds them as a custodian so long as they are subject to the facility.

In addition to being an uncommitted facility, if an event of default (as defined in the agreement) occurs, the Sellers will be unable to finance assets under the facility and its obligation to repurchase assets financed under the facility may, at the option of CSFB, be accelerated. The definition of an event of default includes, among others, the following events: (i) failure to pay sums due under the agreement, (ii) failure to repurchase an asset as required, (iii) a default on other obligations of the Company or Sellers that involves the failure to pay a matured obligation or permits the acceleration of the maturity of the obligation, (iv) a material adverse change in the Company's or Seller's property, business, or financial condition, and (v) undergoing a change in control of the Company.

If the Sellers default under the agreement, then CSFB has most standard lender remedies, including, demanding all assets be repurchased, selling the assets subject to the facility, and drawing upon the margin account. Pursuant to an amended and restated guaranty of the Company, the Company fully and unconditionally guarantees the obligations of the Sellers under the terms of this agreement.

A copy of the amended and restated master repurchase agreement is attached as
Exhibit 10.1 hereto and incorporated herein by reference.

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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

         (c) Exhibit. The following exhibit is being filed as an exhibit to this Current Report on Form 8-K.

      10.1 Amended and Restated Master Repurchase Agreement Between New York Mortgage Trust, Inc., The New York Mortgage Company, LLC, New York Mortgage Funding, LLC and Credit Suisse First Boston Mortgage Capital LLC, dated as of March 30, 2005.

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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       NEW YORK MORTGAGE TRUST, INC.



April 5, 2005                          /s/   Michael I. Wirth
                                       -----------------------------------------
                                       Michael I. Wirth
                                       Chief Financial Officer

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                                INDEX TO EXHIBITS


Exhibit Number

10.1 Amended and Restated Master Repurchase Agreement Between New York Mortgage Trust, Inc., The New York Mortgage Company, LLC, New York Mortgage Funding, LLC and Credit Suisse First Boston Mortgage Capital LLC, dated as of March 30, 2005.